Exhibit 99

The Ryland Group, Inc.

  www.ryland.com

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President, Investor Relations
Investor Relations (818) 223-7548
Marya Jones, Director, Communications
Media Relations (818) 223-7591

Ryland Names Kip Scott Chief Operating Officer, Promotes Division Presidents

CALABASAS, Calif. (Oct. 17, 2006) — The Ryland Group, Inc. (NYSE: RYL), one of the nation’s largest homebuilders, today announced Kipling “Kip” Scott as its Chief Operating Officer.  In this newly created position, Mr. Scott will oversee Ryland’s homebuilding, marketing, purchasing and safety operations under the direction of Chairman, President and CEO Chad Dreier.

Mr. Scott is a 25-year veteran of the real estate industry.  He most recently served as president of Ryland Homes’ North Central region, where he was responsible for nine homebuilding divisions in the Mid-Atlantic, Midwest and Texas.  During his 13-year career with Ryland, Mr. Scott led the North Central region to record growth and profit and was a key player in the company’s entrance into the Chicago and Twin Cities markets.

“This promotion recognizes Kip Scott’s instrumental role in Ryland’s success over the past 13 years,” said Mr. Dreier.  “I look forward to drawing on Kip’s leadership and experience as we surmount the current slowdown and prepare for the return to stronger market conditions.”

Before joining Ryland, Mr. Scott was president and owner of Development Management Services, Inc., a development and consulting firm specializing in all areas of new-home development.  He previously served as vice president of new-home operations for the J.C. Nichols Company, one of the country’s largest developers.  Mr. Scott holds a bachelor’s degree from the University of Missouri.

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RYLAND NAMES KIPLING SCOTT CHIEF OPERATING OFFICER

Mr. Scott’s appointment as COO has also created the opportunity for reorganization and promotions within Ryland’s North Central region.

Peter Skelly, formerly Ryland Homes’ Chicago division president, has been named president of Ryland Homes’ North region, where he will oversee division operations in the Midwest and Mid-Atlantic.  Mr. Skelly is an 18-year veteran of Ryland and holds a bachelor’s degree in accounting from Georgetown University.

Ken Trainer, formerly Ryland Homes’ Austin/San Antonio division president, will now lead the newly formed Texas region as president.  Mr. Trainer has held a number of management positions during his 17 years with Ryland.  He is a graduate of Texas State University.

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The company currently operates in 28 markets across the country and has built more than 255,000 homes and financed more than 215,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

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